Exhibit 10.5

This AGREEMENT ("Agreement") is made this 17th Day of August, 2016 ("Effective Date"), by and between Glazer Kennedy Insider Circle, a Delaware limited liability company having its principal place of business at 8430 West Bryn Mawr, Suite 500, Chicago, IL 60631 ("Publisher" or "GKIC"), and Mexico Sales Made Easy, Inc. a Nevada corporation having its principal place of business at 1785 E Sahara Ave, Suite 490--‐941, Las Vegas, NV 89104 ("Licensee"). Publisher and Licensee may be referred to herein individually as a "Party" and "Parties" collectively.
1.
LICENSEE RIGHTS: During the Term, GKIC hereby grants to Licensee the exclusive, non--‐transferable, non--‐ sublicenseable, limited right and license to establish a GKIC--‐like membership organization ("Licensee Organization") and to print, publish and use the GKIC materials (and intellectual property rights contained therein) listed on Appendix A ("Licensed Products") solely within the United Mexican States ("Licensed Area"). Licensee has the further right to translate the Licensed Products into the Spanish language ("Translated Products") and print, publish, market and use the Translated Products solely within the Licensed Area.   Notwithstanding the foregoing, exclusivity does not extend to online or internet publications or sales of the Licensed Products or Translated Products. Prior to Licensee's printing and distribution of the Translated Products to the customer, Publisher may request final editorial approval for publication of the Translated Products in such format, style and manner as reasonably determined by Publisher, in consultation with Licensee. Furthermore, it is understood by the Parties that the overall design, trademark and logo usage and all other decisions regarding the layout and content with the Translated Products, except as otherwise expressly set forth herein, shall be approved by GKIC. The Licensed Products and the Translated Products, in both their original and translated formats, shall be owned solely by Publisher, whether developed solely or jointly by either or both Parties.

2.
LICENSEE'S PAYMENTS TO PUBLISHER: Licensee shall pay to Publisher a non--‐refundable, one--‐time license fee of $[OMITTED] plus continuing royalties of [OMITTED] % ([OMITTED] Percent) of Licensee's Net Sales (as defined below) of any and all Translated Product sales and any and all membership fees collected from members recruited to the Licensee Organization within the Licensed Area ("Royalties"). Payments shall be made to Publisher per the following schedule:

a.	$50,000 (fifty thousand dollars) of the license fee will be paid by Licensee to Publisher upon signature of this Agreement.

b.	$[OMITTED] of the license fee will be paid by Licensee to Publisher on each of the first and second anniversary of the Effective Date of this Agreement.

c.
For purposes of this Agreement, "Net Sales" means the gross sales from the Translated Products and membership fees less refunds, taxes, and shipping/handling charges provided that such deductions actually pertain to the sale of the Translated Products or memberships to the Licensee Organization and are separately invoiced.

d.
Royalties shall be accounted for and paid, in US Dollars, quarterly, with sales from the previous quarter being due 30 days after the end of such quarter; thus payment shall be made by April 30 for sales occurring January 1 – March 31, etc.  The dollar value of the Royalties payments shall be made based on the Mexican Peso to US Dollar rate of exchange in effect for the date on which the relevant payment first becomes due as reported in The Wall Street Journal (U.S. Edition) unless otherwise set forth herein. The payment shall be accompanied with a statement setting forth: (i) for each sale made, the purchase price, taxes, shipping/handling charges and any applicable refunds; (ii) the calculation of the Royalty payments; and (iii) any exchange rate used.

e.
In the event that Licensee fails to remit its quarterly payment or an accounting showing why no payment is due, Licensee shall be in breach of this Agreement and GKIC may, in its sole discretion, exercise its rights to terminate this Agreement per the Section 8 below. Further, if overdue, the Royalties under this Agreement shall bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect as reported in The Wall Street Journal (U.S. Edition) on the due date and Publisher shall be entitled to recover reasonable attorneys' fees and costs related to the collection of Royalties following such failure to pay.

f.
Publisher has the right, with reasonable notice to inspect, have inspected or request for inspection Licensee's records verifying the accounting accuracy of sales and Royalties, including but not limited to sales receipts, credit card processing documents, shipping documents, bank account records and tax documentation. In the event Licensee underpaid the amounts due hereunder with respect to the audited period, Licensee shall pay the underpayment and interest from the due date of such payment, calculated at the rate set forth in Section 2(e), within thirty (30) days of receiving notice thereof from Publisher and, in the event Licensee underpaid the amounts due hereunder with respect to the audited period by more than five percent (5%), Licensee shall also pay the reasonable cost of such examination within thirty (30) days of receiving notice thereof from Publisher.

3.
PUBLISHER'S PAYMENTS TO LICENSEE: Publisher agrees to pay Licensee a [OMITTED]% ([OMITTED] Percent) commission on the Publisher's Net Sales (as defined above) of the Translated Products that Publisher sells outside of the Licensed Area ("Licensee Commission").

a.
Licensee Commission shall be accounted for and paid, in US Dollars, quarterly, with sales from the previous quarter being due 30 day after the end of that quarter; thus by April 30 for sales   occurring January 1 – March 31, etc. The dollar value of the Licensee Commission payments shall be made based on the Mexican Peso to US Dollar rate of exchange in effect for the date on which the relevant payment first becomes due as reported in The Wall Street Journal (U.S. Edition) unless otherwise set forth herein. The payment shall be accompanied with a statement setting forth: (i) for each sale made, the purchase price, taxes, shipping/handling charges and any applicable refunds; (ii) the calculation of the Licensee Commission payments; and (iii) any exchange rate   used.

b.
In the event that Publisher fails to remit its quarterly payment or an accounting showing why no payment is due, Publisher shall be in breach of this Agreement and Licensee may, in its sole discretion, exercise its rights to terminate this Agreement per Section 8 below. Further, if overdue, the Licensee Commission under this Agreement shall bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect as reported in The Wall Street Journal (U.S. Edition) on the due date and Licensee shall be entitled to recover reasonable attorneys' fees and costs related to the collection of Licensee Commission following such failure to pay.

c.
Licensee has the right, no more than once annually, during normal business hours and with reasonable notice to inspect, have inspected or request for inspection Publisher's records verifying the accounting accuracy of sales and Licensee Commissions, including but not limited to sales receipts, credit card processing documents, shipping documents, bank account records and tax documentation.

4.
COPYRIGHT REGISTRATIONS: Publisher may, at its own expense, take all reasonable steps to obtain in the name of Publisher, registered copyright protection in the Licensed Area for each Translated Product pursuant to this Agreement. Translated Products will not be sold by Licensee without copyright notices, which will be printed per the copyright requirements of the Licensed Area on each Translated Product. Licensee shall deliver appropriate documents and proof of copyright notice to Publisher prior to the sale of any such Translated Product.

5.
OWNERSHIP OF LICENSED PRODUCTS AND TRANSLATED PRODUCTS: As between the Parties, all right, title and interest in the Licensed Products and the Translated Products shall remain at all times the sole property of Publisher. Except as set forth herein, Licensee acknowledges that it has no interest in, and agrees that it will not at any time assert or claim an interest in, nor register or attempt to register any copyright, trademark (or substantially similar trademark), patent or any other intellectual property right in the Licensed Products or the Translated Products. Licensee further agrees that it shall cooperate with Publisher in Publisher's enforcement or registration of the Licensed Products and the Translated Products in the Licensed Area. Furthermore, if during the development and adaptation of the Licensed Products,   the Parties determine that certain new content must be specifically developed or created for inclusion within the Licensed Products ("Adaptation Content"), Licensee shall be responsible for creating or commissioning such Adaptation Content at its sole cost and expense, provided that all third parties   creating the Adaptation Content for the Licensed Products shall enter into a written agreement directly with Licensee for the creation of such Adaptation Content under which all copyright and other rights therein shall be assigned to Publisher. Licensee hereby assigns and agrees to assign to Publisher, and shall require any third--‐parties engaged by Licensee to assign herein, all right, title and interest in and to the copyright and any other intellectual property rights in any of the Licensed Products, Adaptation Content and the Translated Products or in any such portions thereof and agrees to execute and deliver to Publisher, upon request, and require any third--‐party to execute and deliver, appropriate assignments of such intellectual property rights and such other documents and instruments as Publisher may reasonably request to fully and completely assign such intellectual property to Publisher, its successors or nominees. Licensee hereby appoints Publisher as its attorney--‐in--‐fact to execute and deliver any such documents on   its behalf in the event Licensee should fail or refuse to do so within a reasonable period following Publisher's reasonable request of such documents.

6.	COPYRIGHT INFRINGEMENT:

a.
Licensee shall promptly notify Publisher in writing of any alleged copyright infringements or misappropriation arising out of this Agreement of which it becomes aware, whether alleged against GKIC or Licensee or a third party's use of the Licensed Products or Translated Products.

b.
If the infringement or misappropriation alleged is in connection with the use of the Licensed Products or Translated Products by Licensee are brought in the Licensed Area, Licensee shall be responsible for taking all reasonable steps, including legal actions, to terminate such alleged infringement or misappropriation. At Licensee's expense, Publisher shall provide such assistance as Licensee may reasonably request in connection with the foregoing. Licensee shall keep Publisher advised of all material developments in the conduct of any proceedings in any claim of such alleged infringement or misappropriation. In no event may Licensee settle any such infringement or misappropriation claim without the Publisher's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

c.
If the infringement or misappropriation alleged is in connection with the use of the Licensed Products or Translated Products by Licensee are brought outside of the Licensed Area, Publisher shall be responsible for taking reasonable steps, including legal actions, to terminate such alleged infringement or misappropriation. Licensee shall provide such assistance as Publisher may reasonably request in connection with the foregoing. Licensee shall be responsible for their own expenses including attorney's fees incurred in connection with its obligations under this Section 6(c).

d.	Publisher shall not have any liability to Licensee in event of infringement of copyrights protecting products governed by this Agreement by other parties.

7.
AGREEMENT TERM: This Agreement shall commence on the Effective Date and shall continue for a period of 5 (Five) years thereafter ("Initial Term"). If Licensee has met its requirements under this Agreement, it may, at any time during the Initial Term, opt to renew this Agreement for one (1) additional 5 (Five) year term ("Renewal Term" and with the Initial Term, collectively the "Term"). If Licensee opts to renew this Agreement, it will inform Publisher, in writing, no less than 90 days prior to the end of the Initial Term and agree to pay an additional $[OMITTED] license fee to retain the Licensee Rights outlined in Section 1 above for the Renewal Term.

8.	TERMINATION: Either party may terminate this agreement upon mutual agreement. If this Agreement terminates, Licensee shall:
i.
Cease any and all promotional efforts using the Licensed Products and all promotional or sales of the Translated Products or memberships to the Licensee Organization by the end the 60 day notification period.

ii.	Remit any all accrued Royalties due to GKIC within 30 (Thirty) business days after the 60 days notification period.
iii.	Immediately return to GKIC, or destroy and confirm such destruction (at GKIC's option), any and all Licensed Products, Translated Products, member lists and access codes to online portals.

iv.	Redirect any and all of its web sites, landing pages or other on--‐line marketing efforts to GKIC by the end the 60 day notification period.
v.	Cease use of its Infusionsoft account by the end the 60--‐day notification period and allow Publisher to maintain account.

b.
Failure of Licensee to adhere to the terms and conditions set forth in this Agreement may constitute a breach of this Agreement. If GKIC believes that Licensee is in breach of this Agreement, GKIC will immediately notify Licensee to inform it that it is in breach of this Agreement. Licensee will have 5 (Five) business days to cure said breach if such breach is curable. If Licensee is unable to cure said breach within the 5 (Five) business day time frame, GKIC may immediately terminate this Agreement upon written notice to Licensee. If GKIC opts to Terminate this Agreement, Licensee shall:

i.	Remit any all accrued Royalties due to GKIC within 30 (Thirty) business days following the termination date.
ii.	Immediately return to GKIC, or destroy and confirm such destruction (at GKIC's option) any and all Licensed Products, Translated Products, member lists and access codes to online portals.
iii.	Immediately redirect any and all of its web sites, landing pages or other on--‐line marketing efforts to GKIC.
iv.
Immediately cease all promotional efforts using the Licensed Products and all promotional or sales of the Translated Products or memberships to the Licensee Organization, with the exception of fulfilling and billing for sales made prior to receipt of GKIC's notice to terminate this Agreement.

v.	Immediately cease use of its Infusionsoft account and allow Publisher to maintain account.

c.
by either Party upon the filing or institution of bankruptcy, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

d.	GKIC shall continue to pay Licensee commissions on Translated Products that are sold outside the Licensed Area for a period of two years following the Termination date.

9.
Effect of Termination. In the event of expiration or termination of this Agreement, this Agreement shall terminate, and all licenses hereunder shall terminate. At its discretion, the Publisher may, after termination of this Agreement, enter into with another party a similar license arrangement as Publisher had with Licensee in the Licensed Area using the Licensed Products and Translated Products or new translations of Licensed Products. No later than thirty (30) days after the effective date of any such termination, each Party shall return or cause to be returned to the other Party all Information of the other Party and all copies thereof; provided, however, that each Party may retain one copy of Information received from the other Party in its confidential files for record purposes only. The provisions of this Section 9 and Sections 2, 3, 5, 8, 10(b), 10(d), 11(f), 14, 15, 18, 19, 21, 22, 24--‐26 shall survive any termination of this Agreement.

10.	GKIC RESPONSIBILITIES / DELIVERY OF MATERIALS TO LICENSEE:
a.	Within 45 (Forty Five) days of the Effective Date, Publisher will deliver to Licensee printed copies, as well as electronic versions via an online portal of:
i.	All Licensed Products listed on Appendix A.
ii.
New GKIC products/materials (i.e., current issues of newsletters and corollary materials) that are sent in the ordinary course to current GKIC Gold members in the United States within 30 days of publication of U.S. language editions.

iii.	GKIC's Gold membership lead generation tools and new member information and gift package.
iv.	Copies of GKIC local chapter agreements, strategies, chapter leader training tools, and chapter development marketing campaigns.

b.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PUBLISHER HEREBY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING: (A) THE TRANSLATION VIABILITY, COMMERCIAL VIABILITY, PERFORMANCE, COMPATIBILITY OF ELECTRONIC FILES OR MEDIA, OR VALUE OF THE USE OF THE LICENSED PRODUCTS OR CONTENT THEREIN, (B) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE OR USAGE OF TRADE, OR (D) ANY WARRANTY THAT ANY OF THE LICENSED PRODUCTS WILL MEET LICENSEE'S REQUIREMENTS, WILL CONTAIN ANY PARTICULAR FEATURES OR FUNCTIONALITY, OR OPERATE WITHOUT ERROR.

c.
GKIC agrees that during the Term it will not actively market its products within the Licensed Area. For the avoidance of doubt, GKIC may sell its products, including the Translated Products, on the internet within the Licensed Area.

d.
Publisher shall keep and maintain books and records of all data in sufficient detail to enable verification of the Licensee Commission under this Agreement for the longer of (i) three (3) years after the calendar year to which they pertain or (ii) the required period under applicable law.

11.	LICENSEE RESPONSIBILITIES: Licensee retains full responsibility, including all associated costs and administrative and legal issues, to:

a.	Translate and adapting the Licensed Products into Spanish to a format appropriate for the Licensed Area.

b.	Establish promotional and marketing processes to build a market for the Translated Products.

c.	Establish sales, accounting and administrative systems to service the customers of the Licensed Products or Translated Products.
i.	Licensee agrees to use Infusionsoft as its Customer Relationship Management (CRM) / Sales Force Automation (SFA) / Marketing Automation (MA) / and email marketing platform.

1.	Licensee will provide GKIC will full administrative level access rights to its Infusionsoft account.

d.	Promote, sell and support a version of GKIC's Gold Membership for the Licensee Organization in a format appropriate for the Licensed Area.

e.	Establish local chapters modeled after GKIC's Certified Magnetic Marketing Advisor program.

f.
Keep and maintain books and records of its customers and memberships and all data in sufficient detail to enable verification of Royalties and other payments due Licensee under this Agreement for the longer of (i) three (3) years after the calendar year to which they pertain or (ii) the required period under applicable law.

12.
INSURANCE: During the Term, Licensee shall obtain and carry in full force and effect general liability, errors and omissions and product liability insurance in amounts which are reasonable and customary in the industry for similar products and services.

13.	REPRESENTATIONS AND WARRANTIES; U.S. FOREIGN CORRUPT PRACTICES ACT:

a.
Each Party represents and warrants to the other Party that (i) it has the right, power, and authority to enter into and perform this Agreement and that the person signing this Agreement on such Party's behalf has been duly authorized and empowered to enter into this Agreement; (ii) the execution and delivery by such Party of this Agreement and the consummation by such Party of   the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party and no other corporate proceedings on the part of such Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies; (iv) the execution and delivery of this Agreement does not, with or without giving of notice, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate of incorporation or bylaws of such Party; (b) conflict with, or result in any violation of or default under, any law, rule or regulation in any material respect, or any order to which such Party is a party or to which any of its property is subject (c) conflict with, or result in a breach or violation of or default under the terms of any agreement, contract, indenture or other instrument to which such Party is a party or to which any of its property is subject in any material respect; or (d) result  in the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit,  license, authorization or approval applicable to such Party, its business or operations or any of its assets or properties; and (v) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any other party is required to be obtained or filed by such Party in connection with the consummation of the transactions contemplated by this Agreement.

b.	The Parties shall maintain proper ethical conduct and avoid any activity that might result in a violation of the applicable provisions of the U.S. Foreign Corrupt Practices Act or other applicable
U.S. or local anti--‐corruption law. Each Party affirms that it has not and agrees that it will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the other Party, make or promise to make any payment or transfer anything of value, directly or indirectly to: (i) any governmental official or employee (including employees of government corporations); (ii) any political party, official of a political party or candidate (or to an intermediary for payment to any of the foregoing); or (iii) any other person or entity, if such payment or transfer would violate the laws of the country in which made or the laws of the United States. It is the intent of the Parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business.

14.	INDEMNIFICATION; LIMITATION OF LIABILITY:

a.
Licensee agrees to indemnify, hold harmless and defend the Publisher, its affiliates and their respective owners, officers, directors, principals, employees and agents from and against any and all liabilities, losses, costs, claims, damages, expenses, judgements, etc., and reasonable attorney's fees and other legal expenses with respect thereto (collectively, "Losses and Claims"), arising out of, resulting from or relating to (i) Licensee's use of the Licensed Products and promotion, marketing, or sales of the Translated Products or memberships to the Licensee Organization, including but not limited to any taxes incurred or fees associated with regulatory compliance, (ii) any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement or (iii) the gross negligence or willful and wanton conduct of the Licensee with respect to this Agreement.

b.
Publisher agrees to indemnify, hold harmless and defend the Licensee, its affiliates and their respective owners, officers, directors, principals, employees and agents from and against any and all Losses and Claims arising out of, resulting from or relating to (i) Publisher's use of the Licensed Products and promotion, marketing, or sales of the Translated Products, (ii) any breach by Publisher of any of its representations, warranties or obligations pursuant to this Agreement or (iii) the gross negligence or willful and wanton conduct of the Publisher with respect to this Agreement.

c.
EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT THAT INCLUDE ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ACTUALLY PAID TO A THIRD PARTY, IN NO EVENT SHALL EITHER PARTY BE HELD LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS OR LOSS OF GOODWILL RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.	TAXES AND LAWS:

a.
Licensee shall comply with all applicable federal, state, provincial and local laws, rules, and regulations in performance of its obligations under this Agreement. Licensee shall be liable for any expense, cost or liability associated with such regulatory compliance. Licensee is wholly liable for all tax liabilities, at the federal or local level, related to its operations and sales of the Licensed Products within the Licensed Area.

b.
If Licensee is required by local or federal regulation to withhold taxes on Royalties paid to Publisher, Licensee will provide Publisher with all necessary taxation documents needed for Publisher to request credits against the taxes it pays in the United States.

16.	RELATIONSHIP OF PARTIES:

a.
The Parties are and at all times will be and remain independent contractors as to each other. Nothing in this Agreement, express or implied, is intended or should be construed to create a partnership, joint venture, employer--‐employee relationship, agency or franchise between the Parties. Except as expressly set forth in this Agreement, neither Party is authorized, and shall not represent to any third party that it is authorized, to make any commitment or otherwise act on behalf of the other Party. Licensee acknowledges that it is an independent business, that the business it develops is its own and is subject to sale to another party or parties under whatever terms and conditions Licensee chooses. Licensee may represent itself as "GKIC's Exclusively Authorized Agent" with the exclusive rights to publish and promote Spanish editions of the Translated Products within the Licensed Area.   With the restrictions noted throughout this Agreement and other materials furnished by Publisher, Licensee is authorized to make only certain specified uses of the Licensed Products permitted by Publisher hereunder. Licensee may not use the Licensed Products as it relates to its business not related to the sale, advertisement or promotion of the Translated Products or promotion of a GKIC like organization. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement.

b.
Use of the name of GKIC, GKIC Mexico, any tradename, trademark or other designation owned by GKIC, the name of Dan Kennedy, or any GKIC product or GKIC event names, likeness, photographs, etc. beyond the Licensed Products provided to Licensee by Publisher ("GKIC Marks") must be within the scope of promoting and/or selling the Translated Products and/or the establishment or management of local chapters, as defined within this Agreement. In the course of marketing, promoting, advertising, distributing or selling the Translated Product, Licensee shall maintain, adhere to and conform with the standards of quality and specifications described below, or such other standards or specifications that hereafter may be adopted and approved by Publisher from time to time during the Term, and provided to Licensee with respect to the GKIC Marks. The standards and specifications are designed to ensure that the quality of the Licensed Products and Translated Product marketed, promoted, advertised, distributed or sold, and any promotional materials, is consistent with the quality and reputation enjoyed by the GKIC Marks.

i.
The quality standards and specifications for use and reproduction of the GKIC Marks for each of the Licensed Products and Translated Products shall be in accordance with GKIC branding guidelines provided to Licensee and such other policies and practices regarding trademark usage, style, color and typeface as established from time to time by Publisher and provided to Licensee. Publisher may modify or supplement the guidelines from time to time upon reasonable notice to Licensee, provided that such changes in the guidelines shall not apply to any Translated Product or activities of Licensee in stock or process at the time of such revisions.

ii.	Licensee agrees to provide to Publisher upon request for prior approval samples of any materials incorporating the GKIC Marks, with such approval not to be unreasonably withheld or delayed.

17.
DISCLOSURES: Products or materials authored by Dan Kennedy but not owned or published by GKIC or Kennedy/Lillo Publishing, may be licensed to different parties for translation, publishing and sale in the Licensed Area and/or may be published and sold in the Licensed Area in English, Spanish or other editions. Licensee hereby acknowledges that such products and materials may be similar in nature and content to the Licensed Products or Translated Products governed by this Agreement, but are separate from and not covered by this Agreement. Such products and/or materials include those (but are not limited to those) products published by Adams Media, Entrepreneur Press, McGraw--‐Hill, Simon & Schuster and Random House and affiliated publishers. Licensee hereby acknowledges that Publisher cannot prevent individuals from within Mexico from making purchases directly from Publisher's web properties.

18.
CONFIDENTIALITY: Except as expressly allowed by this Agreement or as otherwise permitted by this Section 18, each Party agrees to keep confidential and to use only for purposes of performing under this Agreement any confidential and proprietary information and data of the other Party and the terms of this Agreement and all negotiations relating thereto (but not the existence of this Agreement generally) ("Confidential Information"). Each Party agrees to protect the other Party's Confidential Information in the same manner that it would protect its own Confidential Information, but in no event use less than reasonable care. The obligation of confidentiality shall not apply to information which is: a) publicly available through authorized disclosure; b) rightfully obtained from a third party who has the right to disclose it; or c) required to be disclosed by court order or other lawful governmental action, but only to the extent so ordered, and provided that the receiving Party shall notify the disclosing Party so that the disclosing Party may attempt to obtain a protective order either restricting or preventing such disclosure. If such protective order or other remedy is not obtained, receiving Party shall furnish only that portion of the Confidential Information that is legally required. All Confidential Information remains the property of the disclosing Party. Upon expiration or termination of this Agreement, the receiving Party will return or destroy all Confidential Information of the disclosing Party, and all copies thereof, in the possession or control of the receiving Party unless otherwise provided in this Agreement, and shall certify in writing as to such complete return or destruction. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 18 by either Party or their employees, agents, officers or directors or any other party acting in concert with it or on its behalf.

Accordingly, each Party shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 18.

19.	GOVERNING LAW; FORUM; ATTORNEYS' FEES:
a.
This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Illinois, and that in any action, special proceedings or other proceedings that may be brought arising out of, in connection with, or by reason of this Agreement the laws of the State of Illinois shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

b.
Each Party hereby irrevocably agrees that to the fullest extent permitted by applicable law, any controversy or claim in connection with or related to this Agreement, not otherwise resolved between the Parties themselves, will be settled via binding arbitration by a single neutral arbitrator who is a lawyer or retired judge in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), administered in accordance with the AAA's Supplementary Procedures for Consumer--‐Related Disputes; provided, however, that any issues relating to GKIC's intellectual property rights, including any rights GKIC claims that may be in dispute, shall only be subject to arbitration if GKIC's President agrees in writing to have such subject to arbitration.

c.
If the dispute is not arbitrated and is instead brought in a court in accordance with Section 19(b), the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state courts in Chicago, Illinois or the federal courts in the United States District Court with jurisdiction over Chicago, Illinois in connection with any matter or dispute arising under this Agreement and waive any objection they may have to such jurisdiction or to the venue of any such matter or dispute and any claim that such matter or dispute has been brought in an inconvenient forum.

d.
In any legal action to enforce any of the provisions or rights under this Agreement, the   unsuccessful Party to such arbitration or litigation, as determined by the arbiter or court in any   final judgment or decree, shall pay the successful Party all costs, expenses and reasonable attorneys' fees incurred therein by such Party (including without limitation such costs, expenses and fees on any appeal or in connection with any bankruptcy proceedings), and if the successful Party recovers judgment in any such action or proceeding, such costs, expenses and attorneys'   fees shall be included in and as a part of such judgment (in addition to any other relief to which the successful Party may be entitled).

20.
ASSIGNMENT: Publisher may assign this Agreement at its option. Licensee may not assign this Agreement without prior written consent of Publisher. For purposes of this Section 20, Licensee shall also be deemed to "assign" this Agreement if any of the following occurs: (i) the sale of all or substantially all the assets of Licensee, (ii) any merger, consolidation or acquisition of the Licensee, direct or indirect, with, by or into another corporation, entity or person or (iii) any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Licensee or its parent corporation in one or more related transactions. Publisher's consent to an assignment will not be unreasonably withheld.

21.	NOTICES: All notices, consents, and approvals required or permitted under this Agreement should be directed as follows:

Publisher:	GKIC
Nick Loise, President
8430 West Bryn Mawr Blvd. Suite 500
Chicago, IL 60631

Licensee:	Mexico Sales Made Easy Attn: Sandro Piancone 1785 E Sahara Ave Suite 490--‐941
Las Vegas, NV 89104

Such notices, consents, and approvals shall be by personal delivery, by certified or registered mail (postage prepaid and return receipt requested), by a nationally--‐recognized overnight carrier, or by facsimile or   email transmission with electronic confirmation of transmission. Notice will be effective upon receipt or refusal of delivery. Each Party may change its address for receipt of notice by giving notice of such change to the other Party.

22.
ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof and constitutes the entire and final understanding of the Parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, have been made by either Party, or anyone acting on behalf of either Party that are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding with respect to the subject matter hereof.

23.
WAIVERS; AMENDMENT: No waiver of any terms or conditions of this Agreement will be valid or binding on a Party unless such Party makes the waiver in writing. Any such waiver shall constitute a waiver only with respect to the specific matter described therein and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The failure of one Party to enforce any of the provisions of this Agreement, or the failure to require at any time the performance of the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every provision thereafter. This Agreement may not be altered, amended, modified, or otherwise changed in any way except by a written instrument signed by the authorized representatives of each Party.

24.
SEVERABILITY: If any provision of this Agreement is found or held to be invalid or unenforceable by any tribunal of competent jurisdiction, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement, which will remain in full force and effect.

25.
CONSTRUCTION: The headings of sections of this Agreement are included solely for convenience of reference and are not to be used to interpret, construe, define, or describe the scope of any aspect of this Agreement. As used in this Agreement, the word "including" means "including but not limited to." Each Party represents that it has had the opportunity to participate in the preparation of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be followed in connection with the construction or interpretation of this Agreement. For purposes of this Agreement, the word "will" shall be equivalent in meaning to the word "shall," both of which describe an act or forbearance which is mandatory under this Agreement. The word "may" describes an act or forbearance which is optional under this Agreement. Unless otherwise expressly stated to the contrary herein, all remedies are cumulative, and the exercise of any express remedy by either Party does not by itself waive such Party's right to exercise its other rights and remedies available at law or in equity.

26.
FEES AND EXPENSES: The Parties agree that each Party shall bear and pay the fees, costs and expenses (including all legal fees and expenses) that have been incurred by it or on behalf of or for the benefit of it in connection with the negotiation, preparation and review of this Agreement and other instruments and documents delivered or to be delivered in connection herewith.

27.
COUNTERPARTS: Separate copies of this Agreement may be signed by the Parties hereto (by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail), with the same effect as though all of the Parties had signed one copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals the date first above written.

FOR GKIC:

By:	/s/ A.J. Mirabedini, CEO	By:	/s/ Nick Loise, President
	A.J. Mirabedini, CEO		Nick Loise, President

	Date 8/22/16		Date 8/22/16

FOR Mexico Sales Made Easy

/s/ Sandro Piancone
Sandro Piancone

Date 8/17/16

APPENDIX A

•	Digital Copies of all back issues of the GKIC No BS Newsletter
•	Digital Copies of all back issues of the Gold Newsletter
•	Digital Copies of all back issues of the Diamond Newsletter
•	The following products, including sales letters and related marketing materials used by Publisher to promote and sell each product:
•	Marketing
•	Magnetic Marketing
•	Magnetic Email Marketing
•	Powerful Price Positioning
•	Copywriting
•	The Power of Copy Unleashed
•	Copywriting Mastery and Sales Thinking Boot Camp
•	Make them Buy Now
•	Wealth Creation
•	Wealth Attraction
•	The Source Code to Business Success & Advanced Wealth Attraction
•	Sales
•	Sales Mastery Unleashed
•	Lead Generation & Conversion
•	Ultimate Marketing Machine
•	Business Skills/Growth & Strategies
•	Personal Operating System – The Dan Kennedy Business Life
•	Consulting & Coaching Bootcamp
•	List Building
•	Modern List Building School
•	Social Media
•	The Optimum Facebook Sales System